Exhibit 99.1

Press Releases

LabOne Reports Second Quarter Earnings

LENEXA, Kan., Aug 7, 2003 (BUSINESS WIRE) --

LabOne, Inc. (Nasdaq:LABS) today reported revenues of $84.0 million for its second quarter ended June 30, 2003, an increase of $8.9 million or 12% over the second quarter 2002. Compared to revenues for the same quarter last year, risk assessment services increased 5% to $55.7 million, healthcare increased 45% to $21.3 million and substance abuse testing decreased 5% to $7.0 million. The company reported net income of $5.0 million or $0.30 per diluted share compared to $3.6 million or $0.22 per diluted share for the second quarter 2002.

Operating earnings for the second quarter 2003 were $8.5 million compared to $6.9 million for the same period last year. Second quarter 2003 operating earnings comprised $11.8 million for risk assessment, $3.5 million for healthcare and $1.3 million for substance abuse testing, offset by $8.1 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2002 of $10.2 million for risk assessment, $2.9 million for healthcare and $1.2 million for substance abuse testing, offset by $7.3 million for corporate selling, general and administrative expenses.

For the six months ended June 30, 2003, the company reported revenues of $165.9 million compared to $145.7 million for the same period last year. Net income for the six months was $9.6 million or $0.57 per diluted share compared to $6.7 million or $0.42 per diluted share for the same period in 2002.

Operating earnings for the six months ended June 30, 2003, were $16.4 million compared to $12.6 million for the same period last year. Operating earnings for the six months ended June 30, 2003, comprised $23.2 million for risk assessment, $7.4 million for healthcare and $2.0 million for substance abuse testing, offset by $16.1 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2002 of $19.5 million for risk assessment, $5.5 million for healthcare and $1.6 million for substance abuse testing, offset by $14.0 million for corporate selling, general and administrative expenses.

"We continued to realize increased patient volumes and revenues in healthcare testing and increased revenues associated with additional services provided to our clients of risk assessment services," said W. Thomas Grant II, chairman and CEO of LabOne. "During the second quarter, healthcare volumes increased 37% and revenues increased 45% compared to the same quarter last year. Excluding the impact of Central Plains Laboratories acquired during the fourth quarter of 2002, healthcare revenues increased 25%, reflecting continued penetration of existing markets. Although the number of insurance applicants tested for risk assessment services declined 10% compared to the same quarter last year, average revenue per insurance applicant increased 3% due to an increase in `reflex' testing. Paramedical examination revenues increased 10% and teleunderwriting revenues increased 68% compared to the same quarter last year. Substance abuse revenues declined 5%, reflecting an 8% decline in volume offset by a 3% increase in average revenue per specimen compared to the second quarter last year. Improved efficiencies and automation in the toxicology laboratory have helped us maintain comparable profitability in spite of the soft employment market affecting substance abuse testing volumes. As we have discussed previously, we continue to aggressively evaluate opportunities that allow us to improve laboratory utilization and expand our case management approach to risk assessment services."

LabOne will conduct its quarterly conference call with W. Thomas Grant II, chairman and CEO, John W. McCarty, executive vice president and CFO and Mike Asselta, executive vice president and COO at 11 a.m. Eastern Time, August 7. To join the conference call, dial 800-556-3831 and enter the passcode 00965. Following the call, a recording of the call will be available through September 5, 2003, as a voice mail at 800-736-8106 at approximately 2:30 p.m. Eastern Time. The audio recording will also be available on the investor info section of the company's web site at www.LabOne.com.

ABOUT LABONE, INC.

LabOne is a national laboratory testing and information service provider serving insurance and clinical clients. Through its ExamOne and Intellisys companies, LabOne is a leading solutions provider to life and health insurance companies for laboratory testing, paramedical examinations, attending physician statements, motor vehicle reports, background inspections and personal history interviews. LabOne also provides diagnostic testing to physicians and managed care organizations, and drug testing for employers. The company's web site is located at http://www.LabOne.com.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements." Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Cautionary Statement filed as Exhibit 99 to the Company's Annual Report on Form 10-K.

SELECTED FINANCIAL DATA

                                         Three months ended   Percent
                                              June 30,        Increase
                                         2003         2002

Sales                                 $83,963,198  75,032,137      12%
Net earnings                          $ 5,045,132   3,635,476      39%
Basic earnings per share              $      0.36        0.26
Diluted earnings per share            $      0.30        0.22
Total assets
Working capital

SELECTED FINANCIAL DATA

                                        Six months ended      Percent
                                            June 30,          Increase
                                       2003          2002

Sales                              $165,890,960   145,673,173      14%
Net earnings                       $  9,595,808     6,734,722      42%
Basic earnings per share           $       0.69          0.47
Diluted earnings per share         $       0.57          0.42
Total assets                       $224,630,639  $205,914,962
Working capital                    $ 46,171,692   $43,545,393

CONSOLIDATED BALANCE SHEETS
                                             June 30,   December 31,
                                               2003         2002
ASSETS
Current assets:
   Cash and cash equivalents              $ 10,580,554    8,107,554
   Accounts and notes receivable - trade,
    net of allowance for doubtful
    accounts of $8,101,652 in 2003 and
    $7,075,748 in 2002                      52,331,434   48,669,148
   Inventories                               5,083,317    4,739,423
   Prepaid expenses and other current
    assets                                   4,411,973    3,967,757
   Deferred income taxes                     5,044,125    3,865,539
                                           ------------ ------------
       Total current assets                 77,451,403   69,349,421
   Property, plant and equipment           110,031,949  106,946,090
   Less accumulated depreciation            64,442,683   60,094,949
                                           ------------ ------------
       Net property, plant and equipment    45,589,266   46,851,141
Other assets:
   Goodwill                                 97,721,939   96,309,148
   Other intangible assets                   1,855,284    1,967,282
   Debt issue costs, net of accumulated
    amortization of $694,746 in 2003 and
    $395,262 in 2002                         1,231,987    1,522,552
   Deposits and other assets                   780,760      691,980
                                           ------------ ------------
       Total assets                       $224,630,639  216,691,524
                                           ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                       $ 15,649,220   15,373,393
   Accrued payroll and benefits              9,720,947    9,148,323
   Other accrued expenses                    3,053,750    2,000,703
   Income taxes payable                        911,349      454,206
   Current portion of long-term debt         1,944,445    2,005,596
                                           ------------ ------------
       Total current liabilities            31,279,711   28,982,221

Long-term debt                              57,960,367   63,050,455
Deferred income taxes - noncurrent           4,546,135    4,598,957

Stockholders' equity:
   Preferred stock, $.01 par value per
    share; 3,000,000 total authorized
    shares:
       Series B-1: 8% convertible; 45,000
        shares authorized; 40,270 shares
        issued in 2003, and 38,865 shares
        issued in 2002                      40,269,981   38,865,492
   Common stock, $.01 par value per
    share; 40,000,000 shares authorized,
    13,050,020 shares issued                   130,500      130,500
   Additional paid-in capital               41,409,988   48,865,813
   Accumulated comprehensive loss - equity
    adjustment from foreign currency
    translation                               (449,520)    (867,147)
   Retained earnings                        66,258,467   58,217,280
   Less treasury stock of 1,327,267 shares
    in 2003 and 1,756,027 shares in 2002   (16,774,990) (25,152,047)
                                           ------------ ------------
       Total stockholders' equity          130,844,426  120,059,891
                                           ------------ ------------
       Total liabilities and
        stockholders' equity              $224,630,639  216,691,524
                                           ============ ============

CONSOLIDATED STATEMENTS OF OPERATIONS

                      Three months ended         Six months ended
                            June 30,                   June 30,
                       2003        2002          2003         2002
                    ----------  ----------  ------------  -----------
Sales              $83,963,198  75,032,137  $165,890,960  145,673,173

Cost of sales
   Cost of sales
    expenses        55,994,281  50,788,654   111,038,816   99,146,451
   Depreciation
    expense          1,092,504     945,505     2,138,164    1,815,681
                    ----------- -----------  ------------ ------------
    Total cost of
     sales          57,086,785  51,734,159   113,176,980  100,962,132
                    ----------- -----------  ------------ ------------
   Gross profit     26,876,413  23,297,978    52,713,980   44,711,041

Selling, general
 and administrative
   Selling, general
    and administrative
    expenses        16,956,847  14,999,864    33,107,205   29,309,066
   Depreciation
    expense          1,270,118   1,360,511     2,972,304    2,710,080
   Amortization
    expense            111,693         625       221,997       70,057
                    ----------- -----------  ------------ ------------
    Total selling,
     general and
     administrative 18,338,658  16,361,000    36,301,506   32,089,203
                    ----------- -----------  ------------ ------------
   Operating
    earnings         8,537,755   6,936,978    16,412,474   12,621,838

Interest expense      (698,947)   (918,481)   (1,415,074)  (1,802,501)
Investment income       14,059      40,514       104,540       56,528
Other, net              78,574       8,527       107,994        7,681
                    ----------- -----------  ------------ ------------
   Earnings before
    income taxes     7,931,441   6,067,538    15,209,934   10,883,546

Income tax expense   2,886,309   2,432,062     5,614,126    4,148,824
                    ----------- -----------  ------------ ------------
   Net earnings    $ 5,045,132   3,635,476  $  9,595,808    6,734,722
                    =========== ===========  ============ ============

Basic earnings per
 share             $      0.36        0.26  $       0.69         0.47
                    =========== ===========  ============ ============

Diluted earnings
 per share         $      0.30        0.22  $       0.57         0.42
                    =========== ===========  ============ ============

Computation of
 earnings per share
 amounts:
   Net earnings    $ 5,045,132   3,635,476  $  9,595,808    6,734,722
   Preferred
    dividend on B-1
    preferred stock   (787,405)   (728,000)   (1,554,621)  (1,437,334)
                    ----------- -----------  ------------ ------------
   Net earnings
    available to
    common
    shareholders   $ 4,257,727   2,907,476  $  8,041,187    5,297,388
                    =========== ===========  ============ ============

Weighted average
 common shares
 (basic)            11,691,270  11,382,827    11,680,251   11,271,735
Common shares
 issuable upon
 conversion of
 preferred stock     4,810,294   4,447,756     4,763,922    4,404,700
Dilutive effect of
 employee stock
 options               244,495     420,227       234,550      342,515
                    ----------- -----------  ------------ ------------
Weighted average
 common shares
 outstanding
 (diluted)          16,746,059  16,250,810    16,678,723   16,018,950
                    =========== ===========  ============ ============